UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-A

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) OR (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

NEIGHBORHOOD INTELLIGENCE, INC.
(Exact name of registrant as specified in its charter)

Delaware	87-0634302
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

433 W. Ascension Way, 3rd Floor Murray, Utah	84123
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Common Stock, $0.0001 par value per share	The Nasdaq Stock Market LLC
Warrants to Purchase Shares of Common Stock	The Nasdaq Stock Market LLC

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c) or (e), check the following box. ☒

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d) or (e), check the following box. ☐

If this form relates to the registration of a class of securities concurrently with a Regulation A offering, check the following box. ☐

Securities Act registration statement or Regulation A offering statement file number to which this form relates: Not applicable

Securities to be registered pursuant to Section 12(g) of the Act: None

EXPLANATORY NOTE

Neighborhood Intelligence, Inc. (the “Company”) is filing this Registration Statement on Form 8-A with the Securities and Exchange Commission (the “Commission”) in connection with the registration of its common stock, $0.0001 par value per share (the “Common Stock”) and warrants to purchase shares of Common Stock (the “Warrants”), under Section 12(b) of the Securities Exchange Act of 1934 (the “Exchange Act”), and the transfer of the listing of the Common Stock and Warrants from the the New York Stock Exchange (“NYSE”) to the Nasdaq Stock Market LLC (“Nasdaq”), where the Common Stock will trade under the symbol “NXH,” and the Warrants will trade under the symbol “BBBYW.” As announced on August 4, 2026, the Company changed its name to Neighborhood Intelligence, Inc., effective August 14, 2026.

Item 1.	Description of Registrant’s Securities to Be Registered.

For a description of the Common Stock and Warrants being registered hereunder, reference is made to the information set forth under the heading “Description of Securities Registered Under Section 12 of the Securities Exchange Act of 1934” in Exhibit 4.2 to the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, filed with the Commission on February 24, 2026, which information is incorporated herein by reference, except that any reference to NYSE is hereby amended to refer to Nasdaq.

Item 2.	Exhibits.

The following exhibit is filed as part of this registration statement:

Exhibit No.	Description of Exhibit
4.1
Form of Warrant Agreement between Computershare Inc., and its affiliate, Computershare Trust Company, N.A. and the Registration (including the form of Warrant) (incorporated by reference to Exhibit 4.1 to the Company’s Form 8-A filed by the Company with the SEC on October 6, 2025)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

Date: August 14, 2026	NEIGHBORHOOD INTELLIGENCE, INC.
	By:	/s/ Marcus Lemonis
		Name:	Marcus Lemonis
		Title:	Chief Executive Officer